Exhibit 21.1

Exhibit 21.1 List of Subsidiaries of Greektown Superholdings, Inc.

*Greektown Newco Sub, Inc. has also been formed and it and Greektown Superholdings, Inc. will own, in the aggregate, 100% of the membership interests of Greektown Holdings, L.L.C.